Exhibit 3.2
Execution Version

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
FLINT HILLS RESOURCES HOUSTON CHEMICAL, LLC

a Delaware limited liability company

This Third Amended and Restated Limited Liability Company Agreement of Flint Hills Resources Houston Chemical, LLC (the “Company”), dated and effective as of the Effective Date, is declared and entered into by the undersigned pursuant to and in accordance with the Delaware Limited Liability Company Act as it may be amended, revised, or supplemented from time to time (the “Act”).

ARTICLE I
DEFINITIONS

1.01              Specific Definitions.  As used in this Agreement, the following terms have the following meanings:

“Act” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or Under Common Control with, such Person.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement (including any schedules, exhibits or attachments hereto) as amended, supplemented or modified from time-to-time.

“Bankruptcy” means bankruptcy under any section or chapter of the Federal Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof.

“Board of Managers” shall have the meaning set forth in Section 5.01(a).

“Capital Account” shall have the meaning set forth in Section 3.02.

“Certificate” shall have the meaning set forth in Section 2.01.

“CFO” shall have the meaning set forth in Section 5.05(c)(ii).

“Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provision of a superseding or successor federal revenue statute.

“Company” shall have the meaning set forth in the preamble.

“Control”, “Controlling”, “Controlled By” or “Under Common Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract, or otherwise.

“Covered Person” shall have the meaning set forth in Section 5.09.

“Disposition”or “Dispose” means any sale, assignment, transfer, exchange, grant, hypothecation or other transfer (including a transfer by operation of law), absolute or as an Encumbrance.

“Effective Date” means July 16, 2014.

“Encumbrance” means any mortgage, security interest, lien, pledge, equitable interest, easement, option, right of first refusal, or a restriction or interest similar to any of the foregoing of any kind.

“GAAP” means generally accepted accounting principles for the United States of America, consistently applied, as in effect from time-to-time.

“Legal Requirement” means any order, constitution, law, ordinance, regulation, statute, or treaty issued by any federal, state, local, municipal, foreign, international, or multinational governmental, administrative or judicial body, or any principle of common law, in each case binding on or affecting the referenced Person.

“Manager” means a member of the Board of Managers.

“Member or Members” means the Persons listed on Exhibit A, any additional Member that acquires a Membership Interest under this Agreement from time-to-time, or any successor or assignee of the original Member or Members or any additional Members.

“Membership Interest” means a Member’s interest in the Company including the Member’s rights in the Company’s profits, losses and distributions pursuant to this Agreement and the Act and such other rights, privileges and liabilities that a Member may enjoy or incur by being a Member.

“Officers” shall have the meaning set forth in Section 5.05(a).

“Percentage Interest” means, with respect to any Member as of any date, the ratio (stated as a percentage) of such Member’s Membership Interest on such date to the total ownership of the Company on such date.  Exhibit A shows the Members’ Percentage Interests as of the Effective Date.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, benefit plan, unincorporated organization, business, syndicate, sole proprietorship, association, organization, labor union, or other entity, association or governmental body.

“President” shall have the meaning set forth in Section 5.05(c)(i).

“Property” means any property, real or personal, tangible or intangible, including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

1.02              Interpretation.  Unless the context shall require otherwise:

(a)    Words importing the singular number or plural number shall include the plural number and singular number respectively;

(b)    Words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(c)    References to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)    Reference in this Agreement to “herein,” “hereby,” or “hereunder” or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the schedules and exhibits hereto;

(e)    References to documents and agreements shall include such documents and agreements as amended from time-to-time;

(f)    The headings of this Agreement are for reference only and shall not be deemed to form a part of the text or be used in the construction or interpretation of this Agreement; and

(g)    All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

ARTICLE II
FORMATION

2.01              Formation.  On January 31, 2007, the Company was organized as a Delaware limited liability company by the filing of a certificate of formation (the “Certificate”) with the Secretary of State.

2.02              Name.  The Company will conduct its business under the name set forth in the first paragraph of this Agreement or such other names as the Company may select from time-to-time that comply with applicable Legal Requirements.

2.03              Purpose.  The purpose of the Company is to transact any and all lawful business for which a limited liability company may be formed under the Act, and any other business or activity (including obtaining appropriate financing) that now or in the future may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes as determined by the Board of Managers and that is not forbidden by any Legal Requirement.

2.04              Principal Office in the United States; Other Offices.  The principal office of the Company in the United States shall be at 4111 East 37th Street North, Wichita, Kansas  67220, or at such other place as the Board of Managers may designate from time-to-time, which need not be in the State of Delaware.  The Company may have such other offices as the Board of Managers, the Members or any appropriate Officer designates from time-to-time.

2.05              Registered Agent and Office.  The Company’s initial registered agent for the service of process and the registered office was as reflected in the Certificate.  The Board of Managers may from time-to-time change the registered agent or office through appropriate filings with the Secretary of State.  In the event the registered agent ceases to act as such for any reason or the address of the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address.

2.06              Effective Date.  This Agreement shall be or will become effective as of the Effective Date.

2.07              Term.  The term of the Company shall be perpetual until dissolved and its affairs wound up in accordance with this Agreement or the Act.

2.08              Effect of Inconsistencies with Act.  The Members intend to be governed by this Agreement even when it is inconsistent with, or different than, the non-mandatory provisions of the Act, or any other non-mandatory Legal Requirement, and the Act shall govern those circumstances not addressed by this Agreement.  To the extent any provision of this Agreement is prohibited by or conflicts with the Act or other Legal Requirement, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective.  In the event the Act or other Legal Requirement is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, the provision shall be deemed valid from the effective date of such interpretation or amendment.

2.09              Certificates. The Company was formed upon the filing of the Certificate on January 31, 2007.  Any Officer or the Member may execute, deliver and file any certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

2.10              Title to Company Property.  All Company Property shall be owned by the Company as an entity, and no Member shall have any ownership interest in such Property in the Members’ individual name or right.  The Members’ interests in the Company shall be personal property for all purposes.  The Company shall hold all of its Property in the name of the Company and not in the name of any Member.

ARTICLE III
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.01              Additional Capital Contributions.  The Members may but are not required to make additional capital contributions.  Unless otherwise agreed by the Members, any additional Capital Contributions shall be in proportion to the Percentage Interests set forth on Exhibit A.

3.02              Capital Accounts.  If the Company has more than one Member under the Code, a separate capital account (a “Capital Account”) shall be maintained for each Member.  Each Member’s Capital Account shall be (a) credited with the amount of cash and the value of other Property such Member has contributed to the Company and the allocations to such Member of Company income, gain, and credits and (b) debited with distributions to such Member and allocations to such Member of Company loss and deduction.  The foregoing provisions of this Section 3.02 and the other provisions of this Agreement relating to the maintenance of capital accounts shall comply with the Code, and shall be interpreted and applied to give all allocations substantial economic effect.  No Member, however, shall be required to make up any deficit in such Member’s Capital Account upon liquidation or otherwise.

3.03              No Capital Withdrawal Rights; No Interest.  No Member shall be entitled to withdraw or reduce such Member’s Capital Account balance, except as expressly set forth in this Agreement and as approved by the Board of Managers.  Unless the Members holding a majority of the Percentage Interests in the Company agree, no Member shall be entitled to receive or be credited with any interest on the balance of the Member’s Capital Account.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS

4.01              Profits and Losses. Subject to the Code, if the Company has more than one Member under the Code, each item of income, gain, loss, deduction or credit of the Company, for each fiscal year of the Company, shall be allocated among the Members in proportion to their respective Percentage Interests.

4.02              Distributions.  Except as required by provisions of the Act that may not be modified by this Agreement or waived under any Legal Requirement, the Company may make distributions as determined by and at the sole discretion of the Members; except that no distribution shall be made if such distribution would violate Section 18-607 or Section 18-804 of the Act or any other applicable Legal Requirement.

ARTICLE V
MANAGEMENT OF THE COMPANY

5.01              Management by Board of Managers.

(a)    Except as reserved in Section 5.03 or as otherwise set forth herein, the management and control of the business and affairs of the Company shall be vested in a governing board (the “Board of Managers”) having between one and nine individuals. Commencing on the Effective Date, the Board of Managers shall have one member and such member shall be Raffaele G. Fazio.  From time-to-time thereafter, the Members may alter the size and composition of the Board of Managers.  The Members in their sole discretion may remove any Manager or the entire Board at any time with or without cause.

(b)    The Board of Managers may, by resolution passed by a simple majority of the Board of Managers, designate one or more committees, including an Audit Committee, a Finance Committee, and an Executive Committee.  Any such committee, to the extent provided in a resolution of the Board of Managers, shall have and may exercise any of the powers and authority of the Board of Managers in the management of the business and affairs of the Company.  Any such committee shall keep written minutes of its meetings and report the same to the Board of Managers at the next regular or special meeting of the Board of Managers.

5.02              Authority and Duties of the Board of Managers and Officers.  Subject to the terms of this Agreement and any applicable Legal Requirement, the Board of Managers shall have full power and authority to conduct, manage and control the business of the Company through the Officers.  The Members may from time-to-time set the limits of authority of the Board of Managers, including limits regarding operating expenditures, capital expenditures, incurring debt, commencing or settling litigation, and compensation of Officers.  Except to the extent provided herein, each Manager and Officer shall have a fiduciary duty of loyalty and fiduciary duty of care similar to those of directors and officers of business corporations under the General Corporation Law of the State of Delaware.

5.03              Powers Reserved to Members.  Except as otherwise provided in this Agreement, without the consent of the Members holding a majority of the Percentage Interests in the Company, the Board of Managers shall not:

(a)    Make an agreement on behalf of or bind any Member (including settlement of any legal claim, demand, action, suit or proceeding);

(b)    Cause the Company or any Person Controlled By the Company to become a party to any merger, conversion, consolidation or any other business combination, or cause or permit the Company or any Person Controlled By the Company to Dispose of all or substantially all of its assets.  For purposes of the foregoing, “all or substantially all” of the assets means assets of the Company with a fair market value at the time of disposition greater than 70% of the Company’s total assets;

(c)    Reorganize or continue the Company under the laws of a jurisdiction other than the State of Delaware;

(d)    Admit any new Member or issue or obligate the Company to issue any interest in the Company;

(e)    Elect Managers to fill vacancies on the Board of Managers;

(f)    Cause or permit the Company or any of its subsidiaries to commence any Bankruptcy, dissolution, winding up or liquidation proceedings under any Legal Requirement;

(g)    Cause or attempt to cause a Member to make any additional capital contributions to the Company; or

(h)    Amend this Agreement or the Certificate.

The approval or consent of Members required under this Agreement may be given or withheld in the sole and absolute discretion of each Member.

5.04	Meetings of the Board of Managers.

(a)    Meetings of the Board of Managers may be held at any time upon the call of the President or any Manager by providing at least two business days’ notice to each Manager, unless such notice is waived by all of the Managers.  A quorum shall exist for any meeting of the Board of Managers if half or more of the Managers are in attendance.  Attendance at a meeting shall constitute a waiver of notice of the meeting by the Manager, unless the Manager attends the meeting for the sole purpose of objecting to the lack of proper notice of the meeting.  The Managers may participate in and hold meetings by means of conference telephone, video conference, or similar communications equipment whereby all persons participating in the meeting can hear each other.

(b)    Any and all actions of the Board of Managers shall be taken by the affirmative vote of a simple majority of the Managers in attendance.  In lieu of acting at a meeting and without notice, the Board of Managers may act by the written consent of a simple majority of the Managers.

5.05	Officers.

(a)    Generally.  The Board of Managers may select employees or agents who are denominated as officers from time-to-time (the “Officers”).  The Officers shall be responsible for implementing the decisions of the Board of Managers and for conducting the day-to-day activities of the Company as determined by the Board of Managers. The Board of Managers may from time-to-time set the limits of authority of the President and other Officers, including limits regarding operating expenditures, capital expenditures, incurring debt, commencing or settling litigation, and compensation of Officers and employees.  Any number of offices may be held by the same Person.  Unless an Officer has executed this Agreement as a Member, in no event shall an Officer be considered a Member of the Company by agreement, estoppel, as a result of the performance of such Officer’s duties, or otherwise.  The Members may not appoint or remove Officers.

(b)    Election; Vacancies; Removal.  All Officers of the Company shall hold office until their successors are chosen and qualified or until their earlier death, resignation or removal.  Whenever any vacancies shall occur in any office by death, resignation, removal, increase in the number of Officers, or otherwise, the same may be filled by the Board of Managers.  At the discretion of the Board of Managers, any Officer position may be left vacant.  Any Officer elected or appointed by the Board of Managers may be removed with or without cause at any time at the sole discretion of the Board of Managers.  Such removal may be with or without prejudice to the contract rights, if any, of the Person so removed.  Election or appointment of an Officer shall not of itself create contract rights.

(c)    Officers; Delegation by Board.  To the extent the Board of Managers appoints the following Officers, such Officers shall have the powers and duties set forth below unless otherwise provided by the Board of Managers from time-to-time.  Such other Officers as the Board of Managers may appoint shall perform the duties and have the powers as from time-to-time may be assigned to them by the Board of Managers.  The Board of Managers from time-to-time may delegate any of its powers and duties to any Officer, employee or agent of the Company, including the power of delegation, for whatever period of time necessary or desirable.

i.	President. The President (the “President”) shall have responsibility for the general and active day-to-day management of the business of the Company and shall carry out all orders and resolutions of the Board of Managers. The President may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other Officer or agent of the Company, or shall be required by Legal Requirement to be otherwise executed. The President shall also perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board of Managers from time-to-time.

ii.	Chief Financial Officer. The Chief Financial Officer (the “CFO”) shall have custody of the funds of the Company as may be entrusted to his keeping and account for the same. The CFO shall be prepared at all times to give information as to the financial condition of the Company. The CFO shall also generally exercise such other powers and perform such other duties as the President delegates and the Board of Managers prescribes from time-to-time. The duties of the CFO may also be performed by a treasurer or any assistant treasurer appointed by the Board of Managers from time-to-time.

iii.	Vice Presidents. Any Vice President, in the order of seniority unless otherwise determined by the Board of Managers shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. Each Vice President shall perform the usual and customary duties that pertain to such office. Each Vice President shall generally assist the President by executing deeds, mortgages, bonds, contracts or other instruments, except in cases where the execution thereof shall be expressly and exclusively delegated by the Board of Managers or this Agreement to some other Officer or agent of the Company or shall be required by Legal Requirement to be otherwise executed. Each Vice President shall also generally exercise such other powers and perform such other duties as are delegated to him by the President and as the Board of Managers may further prescribe from time-to-time.

iv.	General Counsel. The General Counsel shall perform such duties as may be prescribed by the Board of Managers or the President, under whose supervision he shall be. The General Counsel shall perform the usual and customary duties that pertain to such office and generally exercise such other powers and perform such other duties as are delegated to him by the President and as the Board of Managers may further prescribe from time-to-time.

v.	Secretary. The Secretary shall perform such duties as may be prescribed by the President, under whose supervision he shall be. The Secretary shall have custody of the seal of the Company, if any, and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by the signature of the Secretary. The Board of Managers or President may give general authority to any other Officer to affix the seal of the Company and to attest the affixing by his signature. The Secretary shall ensure that all books, reports, statements, certificates and other documents and records required by Legal Requirement to be kept or filed are properly kept or filed, as the case may be. The duties of the Secretary may be performed by any assistant secretary appointed by the Board of Managers from time-to-time. The Secretary shall also generally exercise such other powers and perform such other duties as are delegated to him by the President and as the Board of Managers may further prescribe from time-to-time.

5.06              Voting Securities Owned by the Company.  Any Officer may execute on behalf of the Company any contracts, powers of attorney, proxies, waivers of notice of meeting, consents, and other instruments any of which relate to securities or partnership or other interests owned or held by the Company.  Any Officer may, on behalf of the Company, vote in person or by proxy any interest of any entity in which the Company owns securities or holds other interests and at any meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities or other interests, including delegating like powers upon any other Person.

5.07              Compensation and Expenses.  Except as provided in this Agreement or in any service agreement approved by the Board of Managers, no Manager shall receive any salary, fee, or other remuneration for services rendered to or on behalf of the Company or otherwise in his capacity as a Manager.  Each Manager shall be reimbursed for all proper, direct expenses he reasonably incurs on behalf of the Company in performing his duties as a Manager either (a) in the Company’s sole discretion (as determined by the Board of Managers) or (b) if such expenses are pre-approved in writing, in either event upon submission of appropriate and all other reasonably requested documentation.

5.08              Other Activities of Members and Agreements with Related Parties.  Subject to the provisions of any other agreement binding upon any Member, each Member, in its individual capacity or otherwise, will be free to engage in, to conduct, or to participate in any business or activity whatsoever without any accountability, liability or obligation to the Company or to any other Member, even if such business or activity competes with or is enhanced by the business of the Company.  The Board of Managers, in the exercise of its power and authority under this Agreement, may contract and otherwise deal with or otherwise obligate the Company to entities in which a Member may have an ownership or other financial interest.

5.09	Indemnification.

(a)    General.  Every Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that such Person is or was, at the time of the alleged event giving rise to a claim for indemnity (i) a Member, Manager or Officer, (ii) an Affiliate of a Member, (iii) an employee, agent, or trustee of the Company, (iv) an officer, director, employee, agent, or trustee of a Member, or (v) serving at the request of the Company or a Person it Controls (directly or indirectly) as an officer, director, employee, agent, fiduciary, or trustee of another Person (each a “Covered Person”) (except a Covered Person shall not include a Person providing, on a fee-for-service basis, trustee, fiduciary, or custodial services), may be indemnified by the Company, at its sole election, against any and all reasonable costs and expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit, or proceeding if the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Covered Person’s conduct was unlawful.  The resolution of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which the Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Covered Person’s conduct was unlawful.

(b)    Advances.  Expenses (including attorneys’ fees) incurred by a Covered Person with respect to any action, suit, or proceeding of the nature described in the preceding paragraph may, in the Company’s sole and absolute discretion, be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that the Covered Person is not entitled to be indemnified by the Company as authorized in this Section.  In addition, the Company may elect at any time to discontinue advancing expenses to a Covered Person if such advancement is determined by the Company, in its sole and absolute discretion, not to be in the best interest of the Company.

(c)    Indemnity Limited to Assets.  Indemnification under this Section 5.09 shall be made only out of the assets of the Company.  Neither the Members nor any Manager shall be personally liable for such indemnification, and they shall have no obligation to contribute or loan any monies or Property to the Company to enable it to provide such indemnification.

(d)    Insurance.  The Company may purchase and maintain (or reimburse any Member or its Affiliates for the cost of) insurance, on behalf of any Covered Person and any other Person that the Board of Managers determines, against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the Company’s activities or such Persons’ activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Persons against such liability or expense under this Agreement.

(e)    Other Contracts, Procedures.  The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board of Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 5.09 and containing such other procedures regarding indemnification as are appropriate.

ARTICLE VI
RIGHTS AND OBLIGATIONS OF MEMBERS

6.01              Limitation of Liability.  Except as provided by the provisions of the Act that may not be modified by this Agreement or waived under any Legal Requirement, no Member shall be liable for any obligation of the Company solely by reason of being or acting as a Member.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on a Member for liabilities of the Company.

6.02              Compensation of Members.  Each Member shall be reimbursed for all proper, direct expenses it reasonably incurs on behalf of the Company in performing its duties as a Member upon delivery by the Member to the Company of a detailed invoice (including amounts paid to any Person to perform services for the Company).

ARTICLE VII
MEETINGS OF MEMBERS

7.01              No Required Meetings.  The Members may, but shall not be required to, hold annual, periodic or other formal meetings.

7.02              Meetings of Members.  Meetings of the Members may be held at any time upon the call of any Member or the Board of Managers by providing at least five business days’ notice to each Member, unless such notice is waived.  Attendance at a meeting by a Member shall constitute a waiver of notice of such meeting, unless attendance is for the sole purpose of making an objection to the lack of proper notice of the meeting. The Members may make recommendations to or otherwise advise and consult with the other Members regarding the business and affairs of the Company at any time.  The Members may participate in and hold meetings by means of conference telephone, video conference, or similar communications equipment whereby all persons participating in the meeting can hear each other.

7.03              Action by the Members.  If the Company has more than one Member, action required or permitted to be taken at a meeting by the Members may be taken by a vote of the Members voting their Membership Interest in accordance with their Percentage Interests in the Company.  Except as otherwise required under this Agreement or the Act, the vote of the plurality of the Percentage Interest of the Members voting on the action shall constitute the act of the Members.  Action required or permitted to be taken by the Members may be taken without a meeting if the action is evidenced by one or more written consents, approvals or resolutions describing the action taken and signed by the sole Member if there is only one or, if the Company has more than one Member, by the Members holding a majority of the Percentage Interests in the Company.

ARTICLE VIII
ACCOUNTING; BOOKS AND RECORDS

8.01	Accounting; Books and Records.

(a)    Maintenance of Books and Records.  The Company may maintain at its principal office, separate books of account for the Company which include a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this Agreement.

(b)    Access to Books, Records, etc.  A Member or any of its agents or representatives, at the Member’s own expense and upon reasonable notice during normal business hours, may visit and inspect any of the properties of the Company (subject to reasonable safety requirements) and examine and audit any information it may reasonably request and make copies of and abstracts from the financial and operating records and books of account of the Company and its subsidiaries and copies of any other documents relating to the businesses of the Company and its subsidiaries, and discuss the affairs, finances and accounts of the Company and its subsidiaries with any Manager, any other Member, any Officer and the independent accountants of the Company, all at such reasonable times and as often as a Member or any of its agents or representatives may reasonably request.

8.02	Reports.

(a)    Annual Reports.  At the request of any Member, within ninety (90) days after the end of each fiscal year, the CFO or other appropriate Officer shall cause to be prepared and delivered to the Members a consolidated balance sheet as of the last day of such fiscal year and a consolidated income statement and consolidated statement of cash flows for the Company for such fiscal year and notes associated with each, prepared in each case in accordance with GAAP.

(b)    Quarterly Reports.  At the request of any Member, within forty-five (45) days after the close of each of the first three (3) fiscal quarters, the CFO or other appropriate Officer shall cause to be prepared and to be delivered to the Members unaudited financial statements consisting of a consolidated balance sheet as of the last day of such fiscal quarter and a consolidated income statement and a consolidated statement of cash flows for the Company for such fiscal quarter, in each case prepared in accordance with GAAP.  At the request of any Member, the financial statements described in this Section 8.02(b) shall be accompanied by a written certification of the CFO or other appropriate Officer that such statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position, results of operations and cash flows of the Company and its subsidiaries.

(c)    Other Reports.  The CFO or other appropriate Officer shall cause to be prepared and to be delivered to the Members by the Company, any subsidiaries or the Officers any other reports or information that the Members reasonably request in their sole discretion.

ARTICLE IX
DISPOSITION OF MEMBERSHIP INTEREST AND
ADMISSION OF ASSIGNEES AND
ADDITIONAL MEMBERS

9.01              Disposition.  A Member may Dispose of all or a portion of its Membership Interest either voluntarily or by operation of law.  Notwithstanding any provision of the Act to the contrary, upon the Disposition of a Membership Interest (other than a Disposition that constitutes an Encumbrance but including any subsequent Disposition that constitutes a foreclosure or other realization on such Encumbrance), the transferee shall be deemed admitted immediately as a Member without further action upon the completion of the transfer.  Upon the transfer of all of a Member’s Membership Interest (other than a Disposition that constitutes an Encumbrance but including any subsequent Disposition that constitutes a foreclosure or other realization on such Encumbrance) the transferring Member shall cease to be a Member and shall have no further rights or obligations under this Agreement, except that the transferring Member shall have the right to such information as may be necessary for the computation of the transferring Member’s tax liability and except as provided in Section 5.09 hereof.

9.02              Admission of Additional Members.  The Members may admit additional Members from time-to-time and determine the capital contributions and Percentage Interests of such additional Members by the vote or action of the Members holding a majority of the Percentage Interests in the Company.

ARTICLE X
DISSOLUTION AND WINDING UP

10.01              Dissolution.  The Company shall be dissolved and its affairs wound up, upon the first to occur of the following:  (a) the written consent of the Members holding a majority of the Percentage Interests of the Company; (b) the termination of the legal existence of the last remaining Member or the occurrence of any other event that terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act that has become final.  Anything in this Agreement to the contrary notwithstanding, the Bankruptcy of a Member shall not cause such Member to cease to be a Member and upon the occurrence of a Bankruptcy of a Member, the business of the Company shall continue without dissolution; and the existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

10.02              Effect of Dissolution. Upon dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets (with sufficient time allowed to minimize the losses normally associated with liquidation), and satisfying the claims of its creditors and the Members, and no Member shall take any action with respect to the Company that is inconsistent with the winding up of the Company’s business and affairs until such time as the Company Property has been distributed pursuant to this Section 10.02 and the Certificate has been canceled pursuant to the Act.  The Officers, or if there are none, the Managers, or if there are none, the Members, shall be responsible for overseeing the winding up of the Company.  The Persons winding up the Company shall take full account of the Company’s Property and liabilities and shall cause as soon as reasonably practicable the Company Property or the proceeds from the sale or disposition thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by any applicable Legal Requirement and notwithstanding anything in this Agreement to the contrary, in the following order (without duplication):

(a)    First, to creditors, including the Members and their Affiliates, in satisfaction (whether by payment or reasonable provision for payment) of all of the Company’s debts and liabilities other than liabilities for which other reasonable provision for payment has been made;

(b)    Second, to the Members in accordance with their respective Capital Accounts; and

(c)    Third, the balance to the Members in accordance with their respective Percentage Interests.

10.03              No Restoration of Capital Account.  In no event shall any Member be required to contribute capital to restore a negative balance in the Member’s Capital Account upon the liquidation of the Company or at any other time.

10.04              Winding Up and Certificate of Dissolution.  The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Property of the Company has been distributed to the Members.  Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered to the Secretary of State for filing.  The certificate of cancellation shall set forth the information required by the Act.

ARTICLE XI
MISCELLANEOUS

11.01              Amendment. This Agreement may be amended from time-to-time only by a written agreement executed by the Members holding a majority of the Percentage Interests in the Company.

11.02              Governing Law.  This Agreement and the rights and duties of the Members arising under this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws rules thereof.

11.03              Rights of Creditors and Third Parties Under Agreement.  This Agreement is declared and entered into by the Members for the exclusive benefit of the Company, the Members and their successors and assignees.  This Agreement is not intended for the benefit of any creditor of the Company or any other Person.  Except and only to the extent required by a Legal Requirement, no such creditor or other Person shall have any rights under this Agreement or any agreement between the Company and the Members with respect to any capital contribution.

11.04              Successors and Assigns.  This Agreement shall be binding upon and benefit the Members, their successors and assigns.

11.05              Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of its other provisions.  Following a determination by a court of competent jurisdiction that any provision of this Agreement is invalid or unenforceable, the Members shall negotiate in good faith new provisions that, as far as legally possible, most nearly reflect the intent of the Members originally expressed herein and that restore this Agreement as nearly as possible to its original intent and effect.

11.06              Entire Agreement.  This Agreement represents the entire declaration and agreement by the Members.

11.07              Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

[Signature Page to Follow]

IN WITNESS WHEREOF, the sole Member has executed this Agreement as of the Effective Date.

MEMBER:

C OPERATING HOLDINGS, LLC

By:	FHR Chemicals, LLC, its sole member

By:	FHR Chemical Holdings I, LLC, its managing member

By:	Flint Hills Resources, LLC, its sole member

By:	/s/ Anthony J. Sementelli
	Name:	Anthony J. Sementelli
	Title:	Executive Vice President & Chief Financial Officer

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
FLINT HILLS RESOURCES HOUSTON CHEMICAL, LLC

Exhibit A

Member Percentage Interests

Name of Member	Percentage
C Operating Holdings, LLC	100%